EXHIBIT 5.19

$4,000,000.00	April 4, 2025

PROMISSORY NOTE

FOR GOOD AND VALUABLE CONSIDERATION RECEIVED, Kingscrowd Inc., a Delaware corporation (the “Borrower”), unconditionally promises to pay to the order of CROWDCHECK, INC. or its permitted assignee (“Holder” and together with the Borrower, the “Parties”) the principal amount of FOUR MILLION DOLLARS ($ 4,000,000) or, if less, the aggregate unpaid principal amount outstanding hereunder, plus all accrued, unpaid interest, as set forth below. This Promissory Note (the “Note”) is being issued and delivered by the Borrower pursuant to the Asset Purchase Agreement, dated as of March 31, 2025, by and among the Borrower, Holder, and the other parties thereto (the “Purchase Agreement”). Capitalized terms used and not otherwise defined in this Note have the meanings ascribed them in the Purchase Agreement.

The following is a statement of the rights of Holder, the obligations of the Borrower, and the terms and conditions to which this Note is subject, and to which Holder and the Borrower, by the acceptance of this Note, agree and acknowledge:

1.

Maturity Date. All unpaid principal and accrued, unpaid interest then outstanding will be immediately due and payable on the date that is the sixth anniversary of the date hereof (the “Maturity Date”).

2.	Interest. The outstanding principal amount of this Note shall not bear any interest.

3.	Payments and Prepayment.

3.1	Commencing on May 4, 2025 and on the 4th day of each month thereafter until the entire principal amount of this Note has been paid, Borrower shall pay to Holder a sum equal to:

(a)	seventy percent (70%) of Borrower’s “net income,” as such term is defined under generally accepted accounting principles in the United States (“GAAP”), generated in the prior month; plus

(b)	commencing in the month after the Borrower has received gross proceeds from the Offerings (as defined below) in an aggregate amount of $1,500,000, a sum equal to 33.3% of the gross proceeds it receives in the Offerings in the prior month. The Term “Offerings” means the offerings of shares of the Borrower’s Class A Common Stock, par value $0.0001 per share, Borrower currently is making pursuant to Regulation CF and Regulation D under the Securities Act of 1933, as amended.

3.2

All payments pursuant to this Note will be made to Holder in lawful money of the United States of America, by wire transfer, certified check or other “immediately available” funds to such place as Holder has notified the Borrower in writing.

3.3	This Note may be prepaid at any time and from time to time, in whole or in part, without penalty or premium, with or without notice in the Borrower’s sole discretion.

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4.

Right to Setoff. The Borrower shall have the right to set-off on a dollar-for-dollar basis against any amounts payable by the Borrower to Holder under this Note (including, without limitation, fees, expenses and principal) any amounts payable by Holder to the Borrower or any Purchaser Indemnified Party under the Purchase Agreement, whether for indemnification under Section 6 of the Purchase Agreement or otherwise.

5.

Event of Default. For purposes of this Note, an “Event of Default” will be deemed to have occurred if any of the following occur, whatever the reason or cause, whether voluntary or involuntary, whether or not effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

5.1

Failure to Pay. The failure by the Borrower to make any payment of any principal when due and the continuance of such failure for a period of five (5) days following written notice by Holder specifying such failure.

5.2	Dissolution. Any order, judgment or decree is entered against the Borrower decreeing the dissolution, liquidation or winding-up of the Borrower.

5.3

Insolvency Proceedings. Institution of any proceeding by or against the Borrower under the provisions of any federal bankruptcy, reorganization, arrangement of debt, insolvency or receivership laws or similar state or federal laws providing for the relief of debtors, if such proceeding is not dismissed, bonded or discharged within sixty (60) days following its institution.

5.4

Receivership, Etc. The appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of the Borrower’s property, or the Borrower making an assignment for the benefit of creditors.

6.

Remedies. Upon the occurrence and during the continuance of any uncured Event of Default, Holder may, by written notice to the Borrower, declare the entire unpaid principal amount of this Note together with accrued interest thereon to be due and payable, and the entire unpaid principal amount of this Note together with such interest will then immediately become due and payable. If Holder exercises any rights or remedies relating to the collection of amounts due hereunder, Borrow shall reimburse Holder on demand for all reasonable costs and fees (including reasonable attorney’s fees) incurred in exercising any such rights or remedies.

7.

Waiver. THE BORROWER AND ANY OTHER PERSONS WHO BECOME LIABLE FOR ALL OR ANY PART OF THE INDEBTEDNESS EVIDENCED BY THIS NOTE, HEREBY WAIVE DILIGENCE, PRESENTMENT, PROTEST AND DEMAND AND NOTICE OF PROTEST AND DEMAND, DISHONOR, NONPAYMENT AND ACCELERATION OF THIS NOTE, AND EXPRESSLY AGREE THAT THIS NOTE, OR ANY PAYMENT HEREUNDER, MAY BE EXTENDED FROM TIME TO TIME IN HOLDER’S SOLE DISCRETION AND THAT HOLDER MAY ACCEPT SECURITY FOR THIS NOTE OR RELEASE SECURITY FOR THIS NOTE, ALL WITHOUT IN ANY WAY AFFECTING THE LIABILITY OF THE BORROWER OR ANY OTHER PARTY LIABLE HEREUNDER.

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8.	Security Interest and Related Matters.

8.1

Definitions Applicable to this Section 8. Capitalized terms used in this Section 8 and not otherwise defined herein shall have the meanings set forth below. Unless otherwise defined herein, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(a)

“Collateral” means and includes all present and future right, title and interest of the Company in or to any of the following property of the Company, whether now or hereafter acquired and wherever the same may from time to time be located, and all rights and powers of the Company to transfer any interest in or to any of such property: (i) all Accounts; (ii) all Chattel Paper; (iii) all Contracts; (iv) all Deposit Accounts; (v) all Documents; (iv) all Equipment; (vii) all Financial Assets; (viii) all Fixtures; (ix) all General Intangibles; (x) all Goods; (xi) all Instruments; (xii) all Intellectual Property; (xiii) all Inventory; (xiv) all Investment Property; (xv) all other goods and personal property, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to the Company; and (xvi) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

(b)	“First Priority Lien” means the first priority lien granted pursuant to the Senior Secured Note.

(c)

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

(d)

“Law” means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

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(e)	“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.

(f)

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Company; (b) the validity or enforceability of this Note; (c) the perfection or priority of any Lien purported to be created under this Note; (d) the rights or remedies of the Company hereunder; or (e) the Company’s ability to perform any of its material obligations hereunder.

(g)

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

(h)

“Secured Obligations” means all duties, covenants, agreements, liabilities, indebtedness and obligations of the Company with respect to the repayment, payment or performance of all indebtedness, liabilities and obligations (monetary or otherwise) of the Company, whenever arising, whether primary, secondary, direct, contingent, fixed or otherwise and whether joint, several, or joint and several, established by or arising under or in connection with this Note, including all principal, interest, fees, legal and other costs, charges and expenses, and other amounts payable by the Company under this Note.

(i)	“Senior Secured Note” means the Senior Secured Promissory Note made by the Company in favor of Gold Ridge Micro Cap II LLC dated as of March 31, 2025 in the principal amount of $500,000.

(j)

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the perfection or priority of the Secured Party’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Arizona, the term “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

8.2

Grant of Security Interest. As security for Secured Obligations, the Company hereby pledges, assigns, transfers and grants to Holder a Lien on and security interest in and to, all of the right, title and interest of the Company in and to the Collateral, subject in all respects to the rights and remedies of the holder of the First Priority Lien (the “Security Interest”).

This Security Interest shall (i) remain in full force and effect until the full performance of all Secured Obligations hereunder, (ii) be binding upon the Company and its successors and assigns and (iii) inure to the benefit of the Holder and its successors and assigns. Upon the occurrence, and during the continuation, of an Event of Default, Holder shall have with respect to the Collateral all rights and remedies of a secured party under the UCC or other applicable Law, subject only to the First Priority Lien.

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8.3

Perfection of Security Interest; Execution of Documents; Further Assurances. The Company shall execute such documents and instruments, including, without limitation, a security agreement, financing statements, continuation statements, assignments and certificates with respect to the Collateral pursuant to the UCC and otherwise as may be necessary or reasonably requested by Holder to perfect or continue or renew the security interests granted hereby, in each case in form reasonably satisfactory to Holder and subject only to the First Priority Lien. The Company grants to Holder the right, at any time and from time to time at Holder’s option, and at the Company’s expense, to file any or all such financing statements, continuation statements, and other documents pursuant to the UCC and otherwise as Holder reasonably may deem necessary or desirable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Company hereunder, without the signature of the Company where permitted by law. The Company agrees to provide all information required by Holder pursuant to this paragraph promptly to Holder upon written request. The Company agrees to pay the cost of filing the same in all public offices where filing is necessary or reasonably requested by Holder, and will pay any and all recording, transfer or filing taxes that may be due in connection with any such filing.

8.4

Attorney in Fact. The Company hereby appoints Holder as the Company’s attorney-in-fact, with full authority in the place and stead of the Company and in the name of the Company or otherwise, from time to time during the continuance of an Event of Default in Holder’s discretion to take any action and to execute any instrument which Holder may deem necessary or advisable to accomplish the purposes of this Note and to do all other things necessary to preserve and protect the Collateral and to make collections and to protect Holder’s security interest in the Collateral (but Holder shall not be obligated to and shall have no liability to the Company or any third party for failure to do so or take action). This appointment, being coupled with an interest, shall be irrevocable. The Company hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. Holder shall not be liable to the Company for any action taken with respect to the Collateral while enforcing his rights under this Note.

8.5

Release of Security Interest. Upon the satisfaction by the Company of all of its obligations under the Note, either upon the full conversion of this Note by Holder or the payment of all amounts of principal and interest due under this Note, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Company and the Holder shall promptly surrender this Note by delivering it to the Company at its address set forth above, and the total amount of this Note shall be deemed paid in full. The Holder shall then have no further rights hereunder, and this Note shall thereupon be cancelled as of such date.

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8.6

Security Interest Subject to First Priority Lien. Notwithstanding anything herein to the contrary, the lien and Security Interest granted to Holder pursuant to this Note shall be a second priority Lien on and security interest in the Collateral subject in all cases to the Senior Secured Note.

8.7	Covenants.

(a)	Affirmative Covenants Until all Secured Obligations have been paid in full, the Company shall:

(i)

Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ii)	Compliance. Comply with (a) all of the terms and provisions of its organizational documents; and (b) its obligations under its material contracts and agreements.

(iii)

Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

(iv)	Maintenance of Collateral. The Company agrees to maintain the Collateral in good order, repair, and condition at all times.

(v)

Defense of Collateral. The Company agrees to timely pay shall, at its own cost and expense, defend title to the Collateral and the First Priority security interest and Lien granted to the Holder with respect thereto against all claims and demands of all Persons at any time claiming any interest therein materially adverse to the Holder.

(vi)	Payment of Claims. The Company shall pay when due all taxes, judgments, levies, fees, or charges of any kind levied or assessed on the Collateral.

(vii)	Compliance with Laws. The Company shall comply with all Laws applicable to it and its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(viii)

Notice of Events of Default. As soon as possible and in any event within two (2) Business Days after it becomes aware that a Default or an Event of Default has occurred, notify Holder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

(ix)	Notice of Payment of Senior Secured Note. Promptly after the Company satisfies all of its obligations under the Senior Secured Note, it shall notify the Holder in writing thereof.

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(b)	Negative Covenants. Until all Secured Obligations have been paid in full, the Company shall not:

(i)	Indebtedness. Incur, create, or assume any indebtedness senior to the indebtedness evidenced by this Note, other than existing indebtedness under the Senior Secured Note.

(ii)

Actions Impairing Collateral. Not enter into any agreement or take any other action, that would reasonably be expected to restrict the transferability of any of the Collateral or otherwise impair or conflict in any material respect with the Company’s obligations or the rights of the Holder hereunder or otherwise allow any taxes, judgments, levies, fees, or charges of any kind levied or assessed on the Collateral which are not promptly paid by the Company.

9.	Miscellaneous.

9.1

Further Assurances. Each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other Party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Note.

9.2

Assignment; Binding Effect. Except as otherwise permitted herein, the respective rights of the Parties under this Note are not assignable without the prior written consent of the other Party. Any purported assignment in violation of this Section 8.2 is void and of no force or effect. This Note inures to the benefit of, and is binding upon, the successors and permitted assigns of the Parties hereto.

9.3

 Notices. All notices, demands, amendments, waivers, consents, approvals, and other communications required or permitted under this Note must be in writing at the address for such Party set forth below or such other replacement address provided to the other Party after the date hereof. Any such items requiring delivery shall be deemed delivered: (a) on the date such notice is delivered in person; (b) three (3) days after the date of mailing if sent by registered, express, or certified mail, postage prepaid, return receipt requested; (c) the next succeeding Business Day after the date of delivery to a nationally recognized overnight courier; or (d) the next succeeding Business Day after the transmission by email.

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(i)	if to the Borrower:
Kingscrowd Inc. 101 Glen Lennox Drive Unit 300 Chapel Hill, NC 27517

(ii)	if to Holder: Pop Venture Inc. 12 East 49th Street 11th Floor New York, NY 10017

9.4

Entire Agreement. This Note and the documents referenced herein are the complete and exclusive statement of agreement and understanding of the Parties with respect to matters in this Note. This Note replaces and supersedes all prior written or oral agreements, statements, understandings and negotiations by the Parties with respect to the matters covered by it.

9.5

Amendments; Waivers. This Note may not be amended, modified, or changed, nor shall any waiver by Holder or any holder hereof of any provision of this Note be effective, except by written instrument signed by Holder and the Borrower. Every amendment or waiver must be in writing and designated as an amendment or waiver, as appropriate. No failure by any Party to insist on the strict performance of any provision of this Note, or to exercise any right or remedy, will be deemed a waiver of such performance, right or remedy, or of any other provision of this Note. Any waiver of this Note will only be effective with respect to circumstances or events specifically set forth in such waiver.

9.6

Severability. If any provision of this Note, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Note will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7

Governing Law. THIS INITIAL NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES OF NEW YORK OR ANY OTHER JURISDICTION.

9.8

Dispute Resolution. Any dispute among the Parties and arising out of or relating to this Note will be resolved in accordance with the procedures specified in the Purchase Agreement. The Parties intend that these provisions will be valid, binding, enforceable and irrevocable and will survive any termination of this Note. Any and all negotiations undertaken to resolve any dispute are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an action hereunder, except that no defenses will be available based upon the passage of time during any such negotiation.

9.9

Replacement of Note. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, the Borrower will issue, in lieu thereof, a new Note of like tenor.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first written above.

BORROWER: Kingscrowd, INC.

By:
Name: Christopher Lustrino Title: President

AGREED AND ACCEPTED:

HOLDER:

Pop venture inc.

By:

Name:  Nicole Loftus

Title:  CEO

NICOLE LOFTUS

__________________________________

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